Exhibit 99.1

EXACT SCIENCES CORPORATION TO HOST
ANALYST AND INSTITUTIONAL INVESTOR DAY

Marlborough, MA – (November 26, 2003)—EXACT Sciences Corporation (NASDAQ: EXAS), announced today that it will host an analyst and institutional investor day on Monday, December 1, 2003, in Boston, Massachusetts.  Presentations during the day will focus on the Company’s research, clinical, reimbursement and commercial activities.

The presentations are being webcast by CCBN and can be accessed at EXAS’ web site at www.exactsciences.com, through the Investor Relations link.  The webcast, and the presentations will begin at 9:00 am ET.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About EXACT Sciences Corporation

EXACT Sciences Corporation is a pioneer in applying genomics to solve large clinical needs.  Its DNA-based assay, PreGen-Plus™, is intended for the early detection of colorectal cancer in the average-risk population. The Company also has developed PreGen-26™, intended to detect colorectal cancer in a high-risk group of patients. Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, however, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.